Exhibit 3.4.1

GENERAL PARTNERSHIP AGREEMENT

OF

AMC NETWORKS BROADCASTING & TECHNOLOGY

THIS GENERAL PARTNERSHIP AGREEMENT (“Agreement”) is made as of the 12th day of March, 2012, by and between the undersigned (each, individually, a “Partner” and collectively, the “Partners”).

W I T N E S S E T H :

WHEREAS, the general partnership’s business has heretofore been conducted under the name of Rainbow Network Communications; and

WHEREAS, the Partners desire to formalize their agreement with respect to the general partnership upon the terms and conditions hereinafter stated.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth and other good and valuable consideration, receipt of which is hereby acknowledged, the Partners agree as follows:

1. Formation of Partnership. The Partners do hereby associate themselves in the formation of a general partnership (the “Partnership”) pursuant to the laws of the State of New York.

2. Name of Partnership. The name of the Partnership is AMC Networks Broadcasting & Technology, and all Partnership business shall be conducted in such name with such changes as may be required to comply with the laws of any jurisdiction in which the Partnership engages in business.

3. Scope of Partnership Business. The Partnership may engage in any lawful activity.

4. Partnership Offices. The principal office of the Partnership shall be [1111 Stewart Avenue, Bethpage, NY 11714]. The location of the office may be changed, or additional offices opened or closed, from time to time by the Partners.

5. Names of Partners. The names of the Partners are as set forth on Schedule A hereto, as the same may be amended from time to time.

6. Partnership Management.

(a) The Partnership is a general partnership and management of its affairs shall vest jointly in all of the Partners. Each Partner and each of the officers of the Partnership (each such officer, an “Authorized Officer”) shall have the power and authority with respect to the management of the business and affairs of the Partnership as are ordinarily exercised by officers of Delaware corporations holding the same or similarly-titled offices. The Authorized Officers as of the date hereof are set forth on Exhibit B of this Agreement.

(b) Except as may be otherwise specifically provided herein, all decisions of the Partners requiring their vote or consent shall be determined by a vote of a majority in interest of the Partners.

(c) The term “vote of a majority in interest” shall mean a vote of the Partners owning greater than 50% of the interest in the Partnership.

(d) Neither the Authorized Officers nor any Partner shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any of the Partners for any acts performed or omitted to be performed in good faith, for errors in judgment, or for other acts or omissions not amounting to fraud or willful misconduct.

(e) The Partnership shall indemnify and hold harmless the Authorized Officers and the Authorized Officers’ agents from any losses and liabilities resulting from acts or omissions taken by them on behalf of the Partnership or in furtherance of the Partnership’s interests, other than those constituting fraud or willful misconduct.

(f) The Partners shall receive no fee or compensation for services to the Partnership, but shall be entitled to obtain reimbursement for all expenses incurred on behalf of the Partnership.

(g) The Authorized Officers and each Partner may devote that portion of his, her or its time not devoted to the business of the Partnership to other businesses, whether or not such other businesses are similar in nature to the business of the Partnership.

7. Partnership Expenses. All expenses incurred in the operation of the Partnership and the conduct of its business shall be borne by the Partnership.

8. Capital Contributions. Each of the Partners shall make a capital contribution at the time and in the amount determined by the Partners.

9. Capital Accounts. A single capital account (“Capital Account”) shall be maintained for each Partner in accordance with the capital accounting rules of Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.

A Partner’s Capital Account shall be credited with:

(a)	The amount of such Partner’s contributions of capital to the Partnership, including the agreed value of any property contributed to the capital of the Partnership by such Partner;

(b)	The amount of any net profits allocated to such Partner pursuant to Section 10(a); and

(c)	Such other amounts as may be required for the Capital Account to be considered to be determined in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) (including Treasury Regulation Section 1.704-1(b)(2)(iv)(g) or any successor section of similar import).

Each Partner’s Capital Account shall be debited for:

(a)	The amount of any net loss allocated to such Partner pursuant to Section 10(b);

(b)	The amount of all distributions or withdrawals in cash or property to such Partner pursuant to Section 11; and

(c)	Such other amounts as may be required for the Capital Account to be considered to be determined in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) (including Treasury Regulation Section 1.704-1(b)(2)(iv)(g) or any successor section of similar import).

10. Allocation of Profits and Losses. Profits and losses of the Partnership shall be allocated among the Partners in accordance with their interests in the Partnership.

11. Distributions and Withdrawals. Distributions in cash or in kind, whether of profits or otherwise, shall be made from time to time to the extent a majority-in-interest of the Partners shall agree that such assets are available for distribution and shall be made to the Partners in proportion to each Partner’s respective Capital Account, as revised from time to time, unless a majority-in-interest of the Partners decides otherwise.

12. Financial and Accounting Matters. Each Partner shall have full and complete access to the books and records of the Partnership. The fiscal year of the Partnership shall be the calendar year. To the extent relevant, unless otherwise designated by any Authorized Officer, the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code) for the Partnership shall be RNC Holding Corporation.

13. Assignment, Transfer and New Partners.

(a) There shall be no restriction upon the ability of any Partner to transfer its interest to a third-party provided that such third-party shall sign a counterpart of, and become a party to, this Agreement, and thereby have all the rights and obligations of a Partner as provided in this Agreement.

14. Termination, Dissolution and Liquidation.

(a) This Agreement shall terminate, and the Partnership shall be dissolved and its assets liquidated, upon the happening of any of the following events:

(i) The dissolution of the Partnership as a matter of law; or

(ii) The election in writing by a majority-in-interest of the Partners.

(b) Upon the death, insolvency, bankruptcy, retirement, or other incapacity of a Partner, or any other event of withdrawal of a Partner, the Partnership shall continue under the management of the remaining Partner(s).

(c) Upon the dissolution of the Partnership, the Partners shall take, or cause to be taken, a full accounting of the Partnership’s assets and liabilities as of the date of such dissolution and shall treat such dissolution date as a Revaluation event and, subject to continuing the business of the Partnership for the purpose of winding up its affairs, the Partners shall proceed with reasonable promptness to distribute or liquidate the Partnership’s assets and to terminate its business. The value of any such assets distributed and/or cash proceeds from such liquidation shall be applied in the following order:

(i) First, to the payment of all debts and other obligations and liabilities of the Partnership (excluding therefrom the principal and accrued interest on all of the then outstanding loans made by the Partners to the Partnership) and to the necessary expenses of liquidation thereof;

(ii) Second, to the pro rata payment of principal and accrued interest on all outstanding loans made by the Partners to the Partnership; and

(iii) Third, all remaining proceeds to the Partners pro rata in accordance with their Capital Accounts (which shall have been adjusted for all allocations pursuant to Section 10).

Each Partner shall look solely to the assets of the Partnership for the return of its capital contributions to the Partnership and, if the assets of the Partnership remaining after the payment and discharge of the debts and liabilities of the Partnership are insufficient to return such capital contributions, there shall be no recourse therefor against any other Partner.

(d) Upon compliance with the foregoing plan of liquidation and distribution, the Partners shall execute all documents required upon termination of the Partnership.

15. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York.

16. Waiver or Amendment. No waiver or amendment of any provision of this Agreement shall be valid or of any force or effect, unless made by an instrument in writing, signed by all of the Partners hereto, setting forth the exact nature of such waiver or amendment.

17. Further Acts. Each Partner shall from time to time perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

18. Notices. Any notices to be given hereunder shall be deemed given when hand delivered or three days after mailing by registered or certified mail, return receipt requested, postage prepaid, to the respective parties at their respective principal business or personal addresses, or to such other address as to which notice shall have been given by the addressee to, and received by, the party giving notice.

19. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters set forth herein and supersedes and cancels any and all other oral or written agreements or understandings among or assumed by the Partners, or any Partner, with respect to the foregoing matters or any part thereof.

20. Execution. This Agreement may be executed or subscribed to in counterparts, all of which together shall constitute one agreement binding on all parties hereto notwithstanding that all of the parties have not signed the same counterpart. The execution and delivery by one party of a facsimile of this Agreement to the other party with a facsimile of such party’s signature hereon shall be deemed a delivery of an originally executed agreement for all purposes, and be fully binding. This Agreement shall not be effective unless and until signed by all of the parties hereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

RNC HOLDING CORPORATION

By	/s/ Anne G. Kelly
	Name:	Anne Kelly
	Title:	Senior Vice President, Corporate & Securities & Secretary

RNC II HOLDING CORPORATION

By	/s/ Anne G. Kelly
	Name:	Anne Kelly
	Title:	Senior Vice President, Corporate & Securities and Secretary

SCHEDULE A

Partner	Interest

RNC Holding Corporation	50%

RNC II Holding Corporation	50%

SCHEDULE B

Name	Title

Joshua Sapan	Chief Executive Officer

Edward Carroll	Chief Operating Officer

Robert Doodian	Executive Vice President, Human Resources

James Gallagher	Executive Vice President and General Counsel

Sean Sullivan	Executive Vice President and Chief Financial Officer

John Giraldo	Chief Accounting Officer

Vincent Capurso	Senior Vice President, Tax

Joseph Donovan	Senior Vice President and Treasurer

Anne Kelly	Senior Vice President, Corporate & Securities and Secretary

John Barbieri	Senior Vice President & General Manager

Steven Pontillo	Senior Vice President, Broadcasting & Technology